October 1, 2009

ClearPoint Business Resources, Inc.
1600 Manor Drive, Suite 110
Chalfont, PA  18914

Re:	Letter Amendment to Credit Agreement

Dear Sirs:

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of August 14, 2009 (the “Loan Agreement”) by and between ComVest Capital, LLC (the “Lender”) and ClearPoint Business Resources, Inc. (the “Borrower”).  All capitalized terms used herein without definition have the respective meanings ascribed to them in the Loan Agreement.

1.           Amendment.  Upon execution of this letter amendment, Section 5.16 of the Loan Agreement shall be amended and restated in its entirety as follows:

Section 5.16. Board Designees.  Within one hundred thirty five (135) days after the Closing Date, and at all times thereafter, cause the Board to include two (2) individuals designated by the Lender  (such individuals to be placed in separate classes within the classified Board), which individuals shall be unaffiliated with and independent of the Lender; and in the event of the death, disability, resignation or other inability or unwillingness to serve of either or both of such designees, replace such designee(s) on the Board with another individual(s) designated by the Lender and meeting the criteria of this Section 5.16.

[SIGNATURES TO APPEAR ON FOLLOWING PAGE]

Kindly confirm your agreement to the foregoing by countersigning a counterpart copy of this Amendment No. 1 in the space provided below.

Very truly yours,

COMVEST CAPITAL, LLC

By:	ComVest Capital Management LLC,
its Manager

By:	/s/ Gary E. Jaggard
Gary E. Jaggard, Managing Director

Acknowledged, Confirmed and Agreed To:

CLEARPOINT BUSINESS RESOURCES, INC.

By:  /s/ Michael D. Traina
         Michael D. Traina, CEO